AIC I AND II TRUSTS AND AMERICAN CENTURY
RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of December 5, 2024, among The Advisors’ Inner Circle Fund and The Advisors’ Inner Circle Fund II, on behalf of themselves and their separate series listed on Schedule A (each, an “Acquiring Fund”), severally and not jointly, American Century Investment Management, Inc. (the “Advisor”) and the Acquired Fund(s), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”), listed on Schedule B.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, the Advisor serves as the investment advisor to the Acquired Funds;
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;
WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 5% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.Representations of the Acquiring Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
The Advisors’ Inner Circle Fund c/o SEI Investments, Compliance Department One Freedom Valley Drive, Oaks, PA 19456 Email: LegalFundComp@seic.com	American Century ETF Trust 4500 Main Street Kansas City, MO 64111 Attn: General Counsel Email: LG-Legal_Notices@americancentury.com
With a copy to: The Advisors’ Inner Circle Fund Attn: Legal Dept. One Freedom Valley Drive, Oaks, PA 19456 Email: mmaher@seic.com	If to Advisor: American Century Investment Management, Inc. 4500 Main Street Kansas City, MO 64111 Attn: General Counsel Email: LG-Legal_Notices@americancentury.com
5.    Term and Termination

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

6.    Assignment; Amendment

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party.

7.    Indemnification

(a) Each Acquiring Fund, severally and not jointly, will at all times indemnify, defend and hold harmless the Acquired Funds, the Advisor and their respective officers, trustees, directors, shareholders, employees, agents, successors and assigns (collectively, the “American Century Indemnified Parties”) from and against, and shall reimburse the American Century Indemnified Parties for, any and all claims (actual or threatened), damages, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with an Acquiring Fund’s failure to comply with the terms of this Agreement or the conditions of the Rule or an Acquiring Fund’s (or its agents’ or delegees’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the Rule.
(b) An Acquiring Fund shall not be liable under Section 7(a) with respect to any Losses to which an indemnified party would otherwise be subject by reason of an American Century Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such American Century Indemnified Party’s obligations or duties under this Agreement.

8.    Miscellaneous

(a) This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

(b) This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.
(c) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.
(d) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(e) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.

(f) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMERICAN CENTURY ETF TRUST, on behalf of each of the Acquired Funds listed on Schedule B, Severally and Not Jointly By: /s/ Patrick Bannigan Name: Patrick Bannigan Title: President
THE ADVISORS’ INNER CIRCLE FUND and THE ADVISORS’ INNER CIRCLE FUND II, on behalf of each of the Acquiring Funds listed on Schedule A, Severally and Not Jointly

By: /s/ Matthew M. Maher
    Name: Matthew M. Maher
    Title: Secretary and Vice President

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. By: /s/ Margie Morrison Name: Margie Morrison Title: Senior Vice President

SCHEDULE A
Acquiring Funds
Registrant
The Advisors’ Inner Circle Fund

Series:

Registrant
The Advisors’ Inner Circle Fund II

Series:

3EDGE Dynamic Fixed Income ETF (EDGF)
3EDGE Dynamic Hard Assets ETF (EDGH)
3EDGE Dynamic International Equity ETF (EDGI)
3EDGE Dynamic US Equity ETF (EDGU)

SCHEDULE B
Acquired Funds
American Century ETF Trust:
Avantis Core Fixed Income ETF
Avantis Core Municipal Fixed Income ETF
Avantis Emerging Markets Equity ETF
Avantis Emerging Markets Small Cap Equity ETF
Avantis Emerging Markets Value ETF
Avantis Emerging Markets ex-China Equity ETF
Avantis Inflation Focused Equity ETF
Avantis International Equity ETF
Avantis International Large Cap Value ETF
Avantis International Small Cap Equity ETF
Avantis International Small Cap Value ETF
Avantis Real Estate ETF
Avantis Responsible Emerging Markets Equity ETF
Avantis Responsible International Equity ETF
Avantis Responsible U.S. Equity ETF
Avantis Short-Term Fixed Income ETF
Avantis U.S. Equity ETF
Avantis U.S. Large Cap Equity ETF
Avantis U.S. Large Cap Value ETF
Avantis U.S. Mid Cap Equity ETF
Avantis U.S. Mid Cap Value ETF
Avantis U.S. Small Cap Equity ETF
Avantis U.S. Small Cap Value ETF